August 29, 2014

CHANGE IN CONTROL AGREEMENT
BETWEEN WHITESTONE REIT AND JOHN J. DEE

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made at HOUSTON, TEXAS, as of this 29th day of August, 2014 (the "Effective Date"), between WHITESTONE REIT, a Maryland real estate investment trust (the “Company”) and JOHN J. DEE, 10011 Valley Forge Drive, Houston, Texas, 77042 (“Dee”).
WITNESSETH:
WHEREAS, Dee holds the office of Chief Operating Officer of the Company;
WHEREAS, Dee has made and is expected to continue to make major contributions towards the profitability, growth, and financial strength of the Company;
WHEREAS, the Company’s shareholders have approved the 2008 LONG TERM INCENTIVE OWNERSHIP PLAN (the “LTIOP”), and awards of restricted common shares and restricted share units (“Awards”) under the LTIOP are integral to this Agreement (”Agreement”);
WHEREAS, the compensation committee (“Compensation Committee”) of the Company’s board of trustees (“Board”) has been authorized by the Board to implement, and has made Awards under the LTIOP in two phases, the 2008 Strategic Plan (“2008 Plan”), and the 2013 Strategic Plan (“2013 Plan”) collectively referred to as (“Plan”) and may make additional Awards in the future; and,
WHEREAS, the Company and Dee desire to enter into this Agreement pursuant to which the Company will provide for payments, vesting of Awards and other benefits to Dee upon the occurrence of a Change in Control, as defined in this Agreement;
NOW, THEREFORE, in consideration of the Company continuing to employ Dee after the date hereof, the premises and the mutual covenants herein contained, the Company and Dee agree as follows:
1.Contract Period. This Agreement shall be effective as of the date stated in the first sentence of this Agreement and shall continue until Dee’s employment by the Company is terminated for whatever reason; provided, however that nothing in this Section 1 shall be construed in a manner to deny or abrogate Dee’s entitlement to the payments and benefits described below in connection with a Change in Control of the Company as defined herein.

2. Compensation and Benefits; No Employment Agreement. Nothing in this Agreement shall be construed as an agreement to employ Dee, and Dee shall continue to serve as an officer and employee of the Company at the will and pleasure of the Company. Dee’s employment by the Company may be terminated at any time by the Company’s chief executive officer, and he may be removed from the office of Chief Operating Officer by the Board at any time. For such period as Dee shall be employed by the Company, he will be entitled to such base salary (“Base Salary”), bonus or other cash incentive compensation (“Bonus”), which Bonus shall constitute “performance awards” pursuant to the LTIOP, as may be determined and approved from time to time by the Compensation Committee. Together, Base Salary and Bonus shall be referred to as “Annual Base Compensation.” In addition, Dee shall receive the awards under the Plan granted prior to the Effective Date, and may receive other awards under the Plan at such times and in such amounts as may be granted to Dee by the Compensation Committee subsequent to the

Effective Date, in each case subject to applicable vesting provisions as set forth in award agreements and/or the LTIOP. In addition, the Company may continue (but is not obligated) to provide Dee with (a) health and welfare benefits to the same extent made available to employees generally, including family health insurance, travel accident insurance, life and accidental death insurance, and long term disability insurance, (b) directors and officers liability insurance, (c) full participation in any 401(k), profit sharing, pension or other retirement benefit plan (“Pension Plan”) either in place or that are put in place during Dee’s employment, and (e) such other benefits that the Board may from time to time authorize.

To the extent that Dee’s employment is terminated prior to a Change in Control on account of his death, by him voluntarily or by the Company for any reason or no reason, Dee shall not be entitled to any payment of severance or continued provision of benefits by reason of this Agreement, it being intended by the parties that this Agreement only apply in the event of a Change in Control of the Company.

3.Definitions. A “Change in Control” shall have the meaning given to it in the LTIOP. For purposes of this Agreement, “Cause” for termination shall be deemed to exist if: (i) Dee fails to devote the time and effort required for him to perform his duties hereunder; (ii) Dee is convicted of a felony involving moral turpitude; (iii) Dee engages in acts in violation of the confidentiality provisions of Section 5; or (iv) Dee willfully, wantonly, and without approval of the Board (including, for this purpose, the Board of any successor to the Company) takes any action that he knows to be materially adverse to the interest of the Company and its shareholders, collectively. However, if any failure on Dee’s part referred to in clause (i) or (ii) of the foregoing definition of Cause is curable, Cause shall not be deemed to exist for purposes of terminating Dee’s employment unless the Company first gives him written notice specifying the nature of the failure and the steps that he must take to cure the failure, and Dee fails to take those steps within 30 days after the notice is given. For purposes of this Agreement, “Good Reason” for Dee to terminate his employment by the Company shall be deemed to exist if: (A) Dee’s base salary is reduced below the amount in effect at the time of a Change in Control; (B) Dee’s Bonus payment for the annual period first ending after the Change in Control is less than Dee’s Bonus for the calendar year ending immediately prior to the Change in Control; (C) Dee’s benefits are materially reduced from those Benefits in effect at the time of the Change in Control; (D) Dee is removed from any of his offices or responsibilities or his duties with the Company are otherwise reduced to such an extent that he no longer has the same authority commensurate with his duties to the Company at the time of the Change in Control; or (E) Dee’s principal place of employment for the Company is relocated outside of the Houston metropolitan area and, as a result, he is required to relocate. For purposes of this Agreement, Dee’s employment shall be deemed to have been terminated by the Company “without Cause” if “Cause” is not deemed to exist as defined above or if James C. Mastandrea (“JCM”) shall cease to serve as Chairman of the Board and/or President and Chief Executive Officer of the Company on account of termination of JCM’s employment by the Company without cause, JCM’s termination of his employment for good reason and/or JCM’s failure to be renominated and/or re-elected as a member of the Board.

4.Payments upon Termination in the event of a Change in Control. If Dee’s employment is terminated voluntarily by Dee without Good Reason, involuntarily on account of his death or disability, or by the Company for Cause after any Change in Control, then the Company shall pay to Dee only the amounts described in subsection (a) immediately below. Otherwise, following any termination of Dee’s employment with the Company within two (2) years after a Change in Control, the Company shall pay and provide to Dee, after the date of the termination (the “Termination Date”), the amounts and benefits set forth below. For the avoidance of doubt, and notwithstanding any other provision to the contrary in any Award agreement (and this Agreement shall be deemed to amend any contrary provision in any such Award agreement), all unvested Awards shall immediately vest on the earliest date set forth in subsection (d) of this Section 4, and any restricted share units that so vest will be immediately exchanged for or converted into fully vested restricted shares of the Company.

(a) Termination by the Company or by Dee for any Reason. Upon any termination of Dee’s employment for any reason or for no reason, the Company shall pay to Dee all accrued and unpaid Base Compensation, accrued Bonus and other benefits (e.g., accrued vacation) with respect to periods ending on or before the Termination Date.

(b) Termination by the Company without Cause, or by Dee for Good Reason. If Dee’s employment hereunder is terminated by the Company without Cause, or by Dee for Good Reason, in addition to (but not in duplication of) all other compensation payable hereunder, the Company shall pay and provide to Dee the following amounts and benefits:

(i) A lump sum cash payment of 1.5 times his Annual Base Compensation for the previous full calendar year.

(ii) Continuation of benefits as described in Section 2 for a period of one year.

(c) Full Satisfaction; Mitigation. Payment and provision of the salary and benefits to which Dee is entitled under this Section 4 shall constitute full satisfaction of all obligations of the Company to Dee arising under this Agreement and/or in connection with the termination of his employment. Payment or provision of the items set forth in Section 4(b) above shall be conditioned upon Dee executing and delivering to the Company a release of all claims Dee may have against the Company up to the date of termination.

(d)    Escrow Arrangement. To secure payment of the benefits provided for in this Section 4 the Company agrees to establish an irrevocable escrow account (the “Escrow Account”) at a national bank acceptable to Dee (the “Bank”) promptly upon the earliest to occur of (i) Dee’s receipt in writing of notice of termination of his employment upon a Change in Control, (ii) public notice of Change in Control, (iii) an agreement in principle to effect a Change in Control, or (iv) the date of consummation of a Change in Control (“Change in Control Date”). The amount of security required on deposit in the Escrow Account shall be the maximum cash amount that the Company would be required to pay to Dee under Section 4.

The escrow amount established pursuant to this Section 4(d) shall be maintained on deposit in the Escrow Account until receipt by the Bank of written acknowledgement by Dee that he has received all amounts payable to him by the Company under Section 4 or otherwise releases such amounts. Amounts deposited in the Escrow Account shall be paid out by the Bank only to Dee or his designated beneficiary, in such amount as Dee shall certify to the Bank as the amount he is owed by the Company and that the Company has not paid under Section 4 of this Agreement, or to the Company, to the extent that any amount remains on deposit in the Escrow Account after the Company shall have made all payments hereunder that it shall be obligated to make or until Dee shall release such amounts to the Company by written release. If any amount payable to Dee pursuant to Section 4 is not paid by the Company or the Bank when due, interest on such payments shall accrue at the rate of one percent (1%) per month, or the highest rate allowed by law, whichever is lower, until all overdue payments are paid in full.

5.Confidentiality; Non-Competition. Dee acknowledges that the business in which the Company is engaged is competitive and that his employment with the Company has required and will require that he have access to and knowledge of confidential and proprietary information pertaining to the Company’s operations and its properties (“Confidential Information”). Dee shall not, during the term of his employment hereunder or at any time thereafter, except in connection with the performance of services hereunder or in furtherance of the business of the Company, communicate, divulge, or disclose to any other person not a Trustee, officer, employee, or affiliate of, or not engaged to render services to or for, the Company or use for his own benefit or purposes any Confidential Information that he has obtained from the Company during the term of his Employment under this Agreement, except that this provision shall not preclude Dee from communication or use of Confidential Information made known generally to the public by any party unrelated to Dee, or from making any disclosure required by applicable law, rules, regulations, or court or governmental or regulatory authority order or decree provided that, if practicable, Dee shall not disclose any Confidential Information without first giving the Company notice of intention to make that disclosure and an opportunity to interpose an objection to the disclosure.

During the term of this Agreement and for a period of one (1) year after termination of Dee’s employment following a Change in Control, Dee shall not, directly or indirectly as an employee, officer, director, trustee, consultant, partner, member or shareholder (other than as a passive shareholder of less than 1% of the outstanding stock of a publicly-traded company), have any interest in or perform any services in respect of any property that meets the Company’s publicly-stated definition of a Community Centered Property within a five (5) mile radius of any property then-owned by the Company.

6.Merger or Transfer of Assets of the Company. The Company will not consolidate with or merge into any other entity, or transfer all or substantially all of its assets or shares to another entity, unless such other entity expressly assumes this Agreement in a signed writing and delivers a copy thereof to Dee. Upon such assumption the successor entity shall become obligated to perform the obligations of the Company under this Agreement, and the term “the Company” as used in this Agreement shall be deemed to refer to such successor entity.

7.Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of the Company in the case of notices to the Company and to Dee in the case of notices to Dee) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Whitestone REIT
2600 South Gessner Road, Suite 500
Houston, Texas 77063
Attention: Secretary

If to Dee:

Mr. John J. Dee
10011 Valley Forge Drive
Houston, Texas 77042

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement shall remain in full force and effect.

9.Miscellaneous. This Agreement has been duly approved and authorized by the Board of the Company. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Dee and the Company. This agreement shall inure to the benefit of Dee and his heirs, legatees and legal representatives. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party, which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. In the event legal action is instituted to enforce any provision of this Agreement, each party shall pay its own cost and expense thereof. This Agreement, along with the LTIOP and all award agreements between the Company and Dee thereunder, and any subsequent amendments approved in writing by Dee and the Company, constitute the entire agreements between the parties with the subject matter of this agreement and the LTIOP and such award agreements, and all prior negotiations, discussions, and agreements on that subject matter are hereby superseded.

10.Mutual Indemnification. Dee and the Company, upon full settlement and payout of this agreement, agree to mutually indemnify each other against any and all future claims.

IN WITNESS WHEREOF, the Company and Dee have signed this Agreement as of the date first above written.

WHITESTONE REIT

By /s/ James C. Mastandrea
JAMES C. MASTANDREA
Chairman and Chief Executive Officer

/s/ John J. Dee
JOHN J. DEE